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                                                                    Exhibit 99.1



                         [Equity Inns, Inc. Letterhead]


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EQUITY INNS COMPLETES OFFERING OF SERIES B CUMULATIVE PREFERRED STOCK

GERMANTOWN, Tenn., August 11, 2003 -- Equity Inns, Inc. (NYSE: ENN) today announced that it has completed an offering of 3,000,000 shares of 8.75% Series B Cumulative Preferred Stock (liquidation preference of $25 per share). The Series B Preferred Stock may be redeemed at the liquidation preference at the election of the Company on or after August 11, 2008. The Series B Preferred Stock has no stated maturity, sinking fund or mandatory redemption and is not convertible into any other securities of the Company.

The Company granted the underwriters an overallotment option to purchase 450,000 additional shares of the Series B Preferred Stock, which is exercisable within 30 days after closing. Net proceeds from the issuance were $72.3 million. The Company will use approximately $68.8 million to redeem the Company's 9 1/2% Series A Cumulative Preferred Stock and the balance to repay a portion of outstanding borrowings under the Company's line of credit.

The Series B Preferred Stock will trade on the New York Stock Exchange under the symbol ENN PrB. About Equity Inns Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Copies of the prospectus relating to the offering may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street North, Arlington, Virginia 22209.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. Such risks and uncertainties include, but are not limited to, the following: the ability of the company to cope with domestic economic and political disruption and Federal and state governmental regulation of war, terrorism, states of emergency or similar activities; increases in our leverage and related adverse effects on our financial condition; restrictive debt covenants that could adversely affect our ability to run our business; the ability of the company to successfully implement its operating strategy; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the company. From time to time, these and other risks are discussed in the company's filings with the Securities and Exchange Commission.

CONTACT:          Equity Inns, Inc.
                  Howard Silver, 901/754-7774
                  Or
                  Integrated Corporate Relations, Inc.
                  Brad Cohen, 203/222-9013 ext. 238